UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 21, 2026

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 3200		80203
Denver, Colorado		(Zip Code)
(Address of principal executive offices)
Registrant's telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	SM	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 21, 2026, the Compensation Committee of the Board of Directors of SM Energy Company (the “Company”) amended and restated the Change of Control Executive Severance Agreement for Elizabeth A. McDonald, the Company's President and Chief Executive Officer, effective as of January 30, 2026 (“Change of Control Agreement”). Pursuant to the Change of Control Agreement, Ms. McDonald is entitled to receive certain payments and benefits upon a qualifying termination of employment in connection with, or within two and one-half years following, a change of control of the Company, including a lump sum payment equal to the sum of (i) three times her then current base salary, (ii) three times her then current base salary multiplied by her target bonus percentage, (iii) her then current target bonus, pro-rated for the portion of the year in which the termination occurs, and (iv) twenty-four times the Company’s then current monthly contribution for medical, dental, and vision insurance on behalf of her and her family. The foregoing description of the Change of Control Agreement is qualified in its entirety by reference to the full text of the Change of Control Agreement, a copy of which is attached hereto as Exhibit 10.1.
In connection with the prior appointment of Elizabeth A. McDonald, the Company’s President and Chief Executive Officer, and Blake D. McKenna, the Company’s Executive Vice President and Chief Operating Officer, the Board approved and the Company disclosed, on January 20, 2026, the compensatory arrangements for Ms. McDonald and Mr. McKenna, including target values under the Company’s long-term incentive plan. On May 21, 2026, the Board increased (i) Ms. McDonald’s long-term incentive plan target to $5,800,000, which amount is granted 40% in the form of restricted stock units and 60% in the form of performance share units; and (ii) Mr. McKenna’s long-term incentive plan target to $2,400,000, which amount is granted 50% in the form of restricted stock units and 50% in the form of performance share units.
Item 5.07    Submission of Matters to a Vote of Security Holders.
On May 21, 2026, the Company held its Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders elected all of the incumbent directors that stood for reelection, and approved the two additional proposals described below. Each director was elected by a majority vote. The directors elected and the final vote tabulation for each director were as follows:

Director	For	Against	Abstain	Non-Votes
Barton R. Brookman	181,905,425	8,975,765	394,178	24,681,431
Morris R. Clark	190,232,507	640,712	402,150	24,681,430
Carrie M. Fox	189,498,630	1,395,871	380,870	24,681,428
Lloyd W. Helms, Jr.	190,288,834	594,145	392,392	24,681,428
Elizabeth A. McDonald	190,117,821	777,562	379,987	24,681,429
Ramiro G. Peru	189,469,778	1,410,775	394,816	24,681,430
Julio M. Quintana	170,281,740	20,600,130	393,499	24,681,430
Rose M. Robeson	184,528,251	6,366,531	380,588	24,681,429
Wouter T. Van Kempen	175,986,276	14,859,132	429,963	24,681,428
Ashwin Venkatraman	190,559,545	293,905	421,920	24,681,429
Howard A. Willard III	184,675,816	6,149,003	450,551	24,681,429
The Company’s stockholders approved, by a non-binding advisory vote, the proposal regarding the compensation of the Company’s named executive officers. The final vote tabulation for that proposal was as follows:

For	181,729,629
Against	9,041,702
Abstain	504,033
Non-Votes	24,681,435

The Company’s stockholders approved the proposal to ratify the appointment by the Company’s Audit Committee of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for 2026. The final vote tabulation for that proposal was as follows:

For	215,183,397
Against	325,601
Abstain	447,801
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Change of Control Executive Severance Agreement by and between SM Energy Company and Elizabeth A. McDonald, dated as of May 21, 2026
104	Cover Page Interactive Data File (formatted as Inline XBRL and included as Exhibit 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	May 22, 2026	By:	/s/ ANDREW T. FISKE
Andrew T. Fiske
Vice President - Legal and Assistant Corporate Secretary